Exhibit 99.1

Explanation of Responses:

(1) Shares of Common Stock acquired for consideration of $15.10 per share of Common Stock, paid in shares of Class A Limited Voting Shares of BAM.

(2) Common Stock acquired directly by Brookfield (US) Investments Ltd., a Bermuda company and indirect wholly-owned subsidiary of BAM (“BIL”). In an internal restructuring among indirect wholly-owned subsidiaries of BAM, BIL contributed the shares of Common Stock to Brookfield Retail Split II LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of BAM (“BR Split II”).  BR Split II subsequently contributed the shares of Common Stock to Brookfield Retail Holdings VI LLC, a Delaware limited liability company, wholly-owned subsidiary of BR Split II and indirect wholly-owned subsidiary of BAM (“BRH VI”).

(3) Shares of Common Stock acquired for consideration of $15.10 per share of Common Stock, paid in case and shares of Class A Limited Voting Shares of BAM.

(4) Common Stock acquired directly by BUSC. In the internal restructuring described in note (3) among indirect wholly-owned subsidiaries of BAM, BUSC contributed the shares of Common Stock to BR Split II.  BR Split II subsequently contributed the shares of Common Stock to BRH VI.

(5) Common Stock held directly by BRH.

(6) Common Stock held directly by Brookfield Retail Holdings II LLC, a Delaware limited liability company (“BRH II”).

(7) Common Stock held directly by Brookfield Retail Holdings III LLC, a Delaware limited liability company (“BRH III”).

(8) Common Stock held directly by Brookfield Retail Holdings IV-A LLC, a Delaware limited liability company (“BRH IV-A”).

(9) Common Stock beneficially owned by Brookfield Retail Holdings IV-B LLC, a Delaware limited liability company (“BRH IV-B”) and held in title by Brookfield US Retail Holdings LLC (“BUSRH”).

(10) Common Stock beneficially owned by Brookfield Retail Holdings IV-C LLC, a Delaware limited liability company (“BRH IV-C”) and held in title by BUSRH.

(11) Common Stock held directly by Brookfield Retail Holdings IV-D LLC, a Delaware limited liability company (“BRH IV-D”).

(12) Common Stock held directly by Brookfield Retail Holdings V LP, a Delaware limited partnership (“BRH V” and, together with BRH, BRH II, BRH III, BRH IV-A, BRH IV-B, BRH IV-C and BRH IV-D , the “Investment Vehicles”).

(13) BIL holds a Class B interest in each Investment Vehicle. BAM may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock directly beneficially owned by each Investment Vehicle. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock held by the Investment Vehicles is reported herein.  BAM disclaims beneficial ownership of all shares of Common Stock that are directly beneficially owned by the Investment Vehicles, except to the extent of any indirect pecuniary interest therein.

(14) BAM, as the sole shareholder of Brascan Asset Management Holdings Limited, which is the sole shareholder of BUSH, which is the sole shareholder of BUSC, which is an indirect shareholder in BRS, which is a holder of Class A interests in each Investment Vehicle (other than BRH V) may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock directly beneficially owned by each Investment Vehicle (other than BRH V). In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock held by the Investment Vehicles is reported herein.  BAM disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Investment Vehicles, except to the extent of any indirect pecuniary interest therein.